Exhibit 21.1

Subsidiaries of Registrant

Subsidiaries of NN, Inc.	Jurisdiction of Incorporation or Organization
Advanced Precision Products, Inc.	Delaware
Autocam (China) Automotive Components Co., Ltd.	China
Autocam Corporation	Michigan
Autocam do Brasil Usinagem, Ltda.	Brazil
Autocam Equipment Holdings, LLC	Delaware
Autocam Equipment, LLC	Delaware
Autocam Europe, B.V.	Netherlands
Autocam France, SARL	France
Autocam International, Ltd	Michigan
Autocam Poland Sp. z o.o.	Poland
Autocam South Carolina, Inc.	Michigan
Autocam-Pax, Inc.	Michigan
Boston Endo-Surgical Technologies LLC	Delaware
Bouverat Industries, S.A.S.	France
Brainin (Foshan) Precision Engineered Products Co. Ltd.	China
Brainin de Mexico, S.A. de C.V.	Mexico
Brainin-Advance Industries LLC	Delaware
Caprock Enclosures, LLC	Texas
Caprock Manufacturing, Inc.	Texas
Connecticut Plastics LLC	Delaware
General Metal Finishing LLC	Delaware
Holmed, LLC	Delaware
HowesTemco, LLC	Delaware
Industrial Molding Corporation	Tennessee
Kugelfertigung Eltmann GMBH	Germany
Kunshan NN Trading Company	China
Lacey Manufacturing Company, LLC	Delaware
Matrix I LLC	Delaware
NN Euroball Ireland Limited	Ireland
NN Europe S.p.A. f/k/a Euroball S.p.A.	Italy
NN Holdings B.V.	Netherlands
NN International B.V.	Netherlands
NN Netherlands B.V.	Netherlands
NN Precision Bearing Products Co. LTD	China
NN Precisions Plastics, Inc.	Delaware
NN Slovakia, s.r.o.	Slovakia
NN Trading Company	Tennessee
PMC Acquisition Company, Inc.	Delaware
PMC USA Acquisition Company, Inc.	Delaware
PNC Acquisition Company Inc.	Delaware
Polymetallurgical LLC	Delaware
Precision Engineered Products Holdings, Inc.	Delaware
Precision Engineered Products LLC	Delaware
Precision Metal Components Mexico SRL	Mexico
Premco, Inc.	Massachusetts
Profiles Incorporated	Massachusetts
RFK Valjcici d.d. Konjiu	Bosnia Herzegovina
Trigon International LLC	Delaware
Triumph LLC	Arizona
Wauconda Tool & Engineering LLC	Delaware
Whirlaway Corporation	Ohio